Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Kristen Galfetti

(617) 498-3362

AMAG Pharmaceuticals, Inc. Reports Financial Results

for the Quarter Ended June 30, 2009

Feraheme™ (ferumoxytol) Injection Approved, Product Launch Underway

LEXINGTON, MA (July 29, 2009) – AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a biopharmaceutical company that utilizes its proprietary technology for the development and commercialization of a therapeutic iron compound to treat anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease, today reported unaudited consolidated financial results for the quarter and six months ended June 30, 2009.

“The approval of Feraheme by the FDA in the second quarter is a momentous and exciting achievement for our Company,” commented Brian J.G. Pereira, M.D., President and Chief Executive Officer of AMAG Pharmaceuticals, Inc.  “We are very pleased with the label for Feraheme and feel that it reflects the strength of our safety and efficacy data.  Feraheme is now commercially available and our sales and marketing efforts are well under way and on track.”

As of June 30, 2009, the Company’s cash, cash equivalents, investments and settlement rights associated with certain auction rate securities totaled $175.8 million.  Revenues for the quarter ended June 30, 2009 were $55 thousand as compared to revenues of $0.5 million for the same period in 2008.  Revenues for the six month period ended June 30, 2009 were $1.0 million as compared to $1.1 million for the same period in 2008.

Total operating costs and expenses for the quarter ended June 30, 2009 were $27.4 million as compared to $19.7 million for the same period in 2008, an increase of $7.7 million.  Total operating costs and expenses for the six month period ended June 30, 2009 were $56.3 million as compared to $33.0 million for the same period in 2008.  The increase in operating costs and expenses was due to increased research and development expenses to scale up the Company’s manufacturing capabilities and expand the Company’s development infrastructure, and increased selling, general and administrative expenses associated with the commercialization of Feraheme.

The Company reported a net loss of $26.5 million, or $1.55 per basic and diluted share, for the quarter ended June 30, 2009, as compared to a net loss of $17.0 million, or $1.00 per basic and diluted share, for the same period in 2008.  Net loss for the six months ended June 30, 2009 was $52.9 million, or $3.10 per basic and diluted share, as compared to a net loss of $26.3 million, or $1.55 per basic and diluted share for the same period in 2008.

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100 Hayden Avenue, Lexington, MA 02421

(617) 498-3300

Recent Corporate Highlights and Accomplishments

•                  The Company commenced the U.S. commercial launch of Feraheme on July 13, 2009.  Feraheme is being distributed through wholesalers and specialty distributors.  The Company will market and sell Feraheme through its commercial organization consisting of approximately 150 seasoned professionals, including an 80-person specialized sales force, an experienced account management and reimbursement team, and a contract nurse team.  The wholesale acquisition cost (WAC) of Feraheme is $396.78 per 510 mg vial.

•                  On June 30, 2009 the U.S. Food and Drug Administration granted marketing approval for Feraheme for the treatment of iron deficiency anemia in adult patients with chronic kidney disease.

•                  Ricardo Zayas was appointed Senior Vice President of Operations. Mr. Zayas is responsible for leading the Company’s manufacturing, materials management, quality assurance, quality control, and supply chain functions.

•                  An article by Balakrishnan et al., titled “Physiochemical Properties of Ferumoxytol, a New Intravenous Iron Preparation” was published in the June issue of the European Journal of Clinical Investigations.  The Company has published five articles in peer-reviewed journals over the past 18 months.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a webcast and conference call today at 4:30 p.m. ET to discuss the Company’s financial results and condition, business highlights, commercial plans and development programs.

To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access.  A telephone replay will be available from approximately 7:30 p.m. ET on July 29, 2009 through midnight July 31, 2009.  To access a replay of the conference call, dial (800) 642-1687 from the United States or (706) 645-9291 for international access.  The passcode for the live call and the replay is 20620209.

An audio webcast of the earnings call will be available through the Investors section of the Company’s website at www.amagpharma.com.  A replay of the webcast will also be available from approximately 6:30 p.m. ET on July 29, 2009, through midnight August 29, 2009.

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About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary technology for the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.  AMAG recently received approval from the U.S. Food and Drug Administration to market Feraheme for the treatment of iron deficiency anemia in adult chronic kidney disease patients.  For additional company and product information, please visit www.amagpharma.com.

Feraheme™ is a trademark of AMAG Pharmaceuticals, Inc.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, statements regarding our plan to market and sell Feraheme through a 150-person commercial organization, are forward looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward looking statements. Such risks and uncertainties include: (1) uncertainties regarding our ability to manufacture Feraheme, (2) the fact that we have limited experience commercializing a pharmaceutical product on our own, (3) uncertainties regarding our ability to successfully compete in the intravenous iron replacement and imaging markets, (4) uncertainties regarding our ability to obtain favorable coverage, pricing and reimbursement for Feraheme, (5) uncertainties relating to our patents and proprietary rights, and (6) other risks identified in our Securities and Exchange Commission filings, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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AMAG Pharmaceuticals, Inc.

(unaudited, amounts in thousands, except for per share data)

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenues:	$55	$486	$1,011	$1,098

Costs and expenses (1):
Cost of product sales	—	31	61	75
Research and development expenses	10,114	7,061	21,186	11,884
Selling, general and administrative expenses	17,268	12,611	35,018	20,996
Total costs and expenses	27,382	19,703	56,265	32,955

Operating Loss	(27,327)	(19,217)	(55,254)	(31,857)

Interest and dividend income, net	783	2,198	2,039	5,465
Other income (expense)	90	12	159	84

Net loss before income taxes	(26,454)	(17,007)	(53,056)	(26,308)

Income tax benefit	—	—	179	—

Net loss	$(26,454)	$(17,007)	$(52,877)	$(26,308)

Net loss per share - basic and diluted:	$(1.55)	$(1.00)	$(3.10)	$(1.55)

Weighted average shares outstanding used to compute net loss per share:
Basic and diluted	17,038	16,994	17,030	16,982

(1) Stock-based compensation expenses included in costs and expenses amounted to approximately:
Research and development	$1,241	$883	$2,336	$1,592
Selling, general and administrative	2,882	2,311	5,289	4,296

Condensed Consolidated Balance Sheets

	6/30/2009	12/31/2008

Cash, cash equivalents, short-term investments and settlement rights	$125,669	$160,662
Long-term investments	$50,097	$54,335
Working capital	$115,136	$149,918
Total assets	$190,546	$231,955
Total stockholders’ equity	$172,684	$213,414

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